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                                                                    EXHIBIT 99.1


Lantronix Provides Update on Internal Review; Appoints Marc Nussbaum Interim CEO

  Will Restate Fiscal 2001 and 2002 Results; Obtains Joint Ownership Rights to
                           Gordian-Designed Technology

IRVINE, Calif., May 30 /PRNewswire-FirstCall/ -- Lantronix, Inc. (Nasdaq: LTRXE) today announced that, based on the results of the voluntary internal review by the company's audit committee, assisted by Ernst & Young, the company has determined that it will amend certain of its previously issued financial reports. The restatement is currently expected to result in net revenue reductions of less than 15 percent for both fiscal 2001 and 2002. The company also currently anticipates that it will record a charge of approximately $1.0 to $2.0 million for the third quarter of fiscal 2002, principally for excess and obsolete inventory, which will reduce the third- quarter earnings announced on May 1, 2002. The company anticipates filing amendments to its previously issued financial reports with the Securities and Exchange Commission after discussion with the SEC.

The Lantronix Board of Directors announced the appointment of Marc Nussbaum as interim chief executive officer and president, succeeding Fred Thiel, who will assume the role of chief technology and strategy officer. The company also announced that Thiel and Bernhard Bruscha have resigned from the Board of Directors. H.K. Desai, a current member of the company's Board of Directors, was elected chairman.

"Marc Nussbaum has more than twenty years experience in the computer industry. Marc served as senior vice president and chief technical officer for Western Digital for seventeen years where he helped build the LSI controller board and drive business to $4.0 billion in revenue," Chairman Desai stated. "Our focus is to complete the internal review and necessary filings that will enable us to move on and pursue Lantronix's objective of being the premier provider of networking technologies."

"I believe that this transition is in the best interest of the company and its stockholders," said Thiel. "I continue to firmly believe and remain committed to Lantronix's vision of delivering the best products and solutions that enable network connectivity for our customers now and in the future. I look forward to working with Marc and the rest of the management team to help define and contribute towards Lantronix's long-term success."

Lantronix also announced that it received notification from Nasdaq on May 23, 2002 that it does not meet the filing requirements for continued listing on the Nasdaq National Market and is therefore subject to delisting. Lantronix has requested a hearing before a Nasdaq listing qualifications panel to review the Staff Determination. There can be no assurance the Panel will grant the company's request for continued listing. The notice from NASDAQ was sent as a result of the company's current non-compliance with Marketplace Rule 4310(c)(14), which requires timely filing of the company's quarterly report on Form 10-Q. The company intends to file its quarterly report promptly upon the completion of the internal review.

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Lantronix also announced that it has signed a new intellectual property agreement with Gordian Corporation, Lantronix's long-time provider of product designs and engineering services. The agreement gives Lantonix joint ownership of the Gordian intellectual property that is embodied in the products Gordian has designed for Lantronix since 1989. The agreement provides that Lantronix will be able to use the intellectual property to support, maintain and enhance its products. The agreement extinguishes Lantronix's obligations to pay royalties for each unit of a Gordian-designed product that it sells.

Lantronix will pay Gordian $6.0 million to acquire an interest in the Gordian intellectual property, which will be paid in three installments. The company paid $3.0 million concurrent with the signing of the agreement and is obligated to pay $2.0 million on July 1, 2002 and $1.0 million on July 1, 2003. Lantronix will also purchase $1.5 million for engineering and support services from Gordian over the next 18 months.

About Lantronix

Lantronix, Inc. (Nasdaq: LTRXE) is a provider of hardware and software solutions ranging from systems that allow users to remotely manage network infrastructure equipment to technologies that network-enable devices and appliances. Lantronix was established in 1989, and its worldwide headquarters are in Irvine, Calif. For more information, visit the company on the Internet at www.lantronix.com.

This release contains forward-looking statements concerning the company's expected financial restatement and possible delisting from the Nasdaq National Market. These statements are subject to risks and uncertainties, including possible additional changes in the Company's historical financial results that might be identified as a result of the internal review, and the results of the hearing before the Nasdaq panel concerning delisting.

SOURCE: Lantronix, Inc.

05/30/2002

CONTACT: Jim Kerrigan of Lantronix, Inc., +1-949-453-3990